Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Aptevo Therapeutics Inc. of our report dated March 24, 2022, relating to the 2021 consolidated financial statements of Aptevo Therapeutics Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

•	Registration Statement in Form S-8 (No. 333-213108) pertaining to the Converted Equity Awards Incentive Plan and 2016 Stock Incentive Plan of Aptevo Therapeutics Inc.,
•	Registration Statement on Form S-8 (No. 333-219875) pertaining to the 2016 Stock Incentive Plan of Aptevo Therapeutics Inc.,
•	Registration Statement on Form S-8 (No. 333-226717) pertaining to the 2018 Stock Incentive Plan of Aptevo Therapeutics Inc., and
•	Registration Statement on Form S-3 (No. 333-251318) of Aptevo Therapeutics Inc.

/s/ Moss Adams LLP

Seattle, Washington

March 24, 2022